Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

——————

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

December 12, 2024

The Board of Directors

Winchester Bancorp, Inc.

661 Main Street

Winchester, Massachusetts 01890

Re:	Winchester Bancorp, Inc.

Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer, sale and issuance of shares of common stock, par value $0.01 per share (the “Common Stock”), of Winchester Bancorp, Inc. (the “Company”).

We have reviewed the Company’s Articles of Incorporation and its Registration Statement on Form S-1 (the “Form S-1”), the Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Plan of Stock Issuance of Winchester Savings Bank (the “Plan”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock. The opinion expressed below is limited to the laws of the State of Maryland (which includes applicable provisions of Maryland General Corporation Law, the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold, in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” in the prospectus contained in the Form S-1 and to the filing of this opinion as an exhibit to the Form S-1. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Luse Gorman, PC

LUSE GORMAN, PC